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                                                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement (Form S-1 No. 333-34388) and related Prospectus of Media Metrix, Inc. for the registration of 868,756 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 2000 (except for the last three paragraphs of Note 15 as to which the date is March 8, 2000), with respect to the consolidated financial statements and schedule of Media Metrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                   /s/ ERNST & YOUNG LLP



New York, New York
August 10, 2000